Exhibit 99.5

May 25, 2010

Board of Directors

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Re:	Initially Filed Registration Statement on Form S-4 of
International CCE Inc., filed on May 25, 2010

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 25, 2010 (the “Opinion Letter”), with respect to the fairness from a financial point of view to The Coca-Cola Company (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid by the Company pursuant to the Business Separation and Merger Agreement, dated February 25, 2010, by and among Coca-Cola Enterprises, Inc., International CCE, Inc., the Company and Cobalt Subsidiary LLC, a wholly-owned subsidiary of the Company.

The opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of TCCC’s Financial Advisor,” “Background of the Merger,” and “Opinion of TCCC’s Financial Advisor” to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)